Exhibit 99.1

Tapestry Reports Second Quarter 2006 Financial Results

BOULDER, Colo., Aug. 8 /PRNewswire-FirstCall/ -- Tapestry Pharmaceuticals, Inc. (Nasdaq: TPPH) announced today financial results for the second quarter ended June 28, 2006.

The operating loss for the second quarter of 2006 was $4.4 million compared to an operating loss of $4.3 million for the second quarter of 2005. The net loss for the second quarter of 2006 was $4.2 million, or $0.28 per share. This compares to a net loss for the second quarter of 2005 of $4.4 million, or $1.29 per share. The second quarter 2006 operating loss includes a non-cash compensation expense of $1.3 million related to the Company’s implementation in 2006 of SFAS 123(R) requiring the expensing of employee stock options.

As of June 28, 2006, Tapestry had $31.7 million in cash, cash equivalents, and short-term investments.

“The majority of our operating expenditures are related to the development of our lead clinical compound TPI 287,” commented Leonard P. Shaykin, Chairman and Chief Executive Officer of Tapestry Pharmaceuticals. “We are in the process of recruiting sites for our planned Phase II studies and remain pleased with the progress in our ongoing Phase I studies.”

About Tapestry Pharmaceuticals, Inc.

Tapestry Pharmaceuticals, Inc. is a company focused on the development of proprietary therapies for the treatment of cancer.

For more information about Tapestry and its technologies, visit Tapestry’s web site at www.tapestrypharma.com.

About TPI 287

TPI 287, a proprietary third generation taxane, is Tapestry’s lead clinical compound. This compound was designed to overcome multi-drug resistance in solid tumors that have become resistant to taxane therapy. In preclinical testing, TPI 287 demonstrated the ability to inhibit tumor cell growth in a number of in vitro cell lines and has shown inhibition of human tumors in certain animal xenograft models when tested against standard comparative agents. The in vitro activity was seen across multiple cell lines including cell lines known to be sensitive to taxanes and cell lines known to be resistant to taxanes. In in vivo testing TPI 287 demonstrated reduction in the rate of tumor growth in both taxane resistant and taxane sensitive breast cancer xenografts. Taxane sensitive cell lines in which TPI 287 shows activity include cell lines derived from breast cancer, uterine cancer and non-small cell lung cancer. Taxane resistant cell lines in which TPI 287 shows activity include lines derived from breast cancer, colon cancer, prostate cancer and pancreatic cancer.

TPI 287 is currently in two Phase I studies in the United States and overseas to determine the safety and pharmacokinetic profile of the compound. A number of Phase II studies are planned in several of the major tumor types. Tapestry plans to initiate Phase II trials in the first quarter of 2007.

Both in vitro and in vivo studies suggest that TPI 287 may be orally bioavailable. An oral form of the compound is currently in preclinical development.

Forward Looking Statements

Statements in this press release that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Forward-looking statements can be identified by the use of words such as “opportunities,” “trends,” “potential,” “estimates,” “may,” “will,” “should,” “anticipates,” “expects” or comparable terminology or by discussions of strategy. Such forward looking statements include statements relating to the clinical development program for TPI 287, the initiation of Phase II studies, the potential for TPI 287 as an anti-tumor compound, and the potential of TPI 287 as an orally administered compound. Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include risks that clinical trials for TPI 287 will be delayed due to institutional approvals, patient recruitment, formulation and manufacturing difficulties, war, delays in identifying maximum tolerated doses, delays in finalizing Phase II protocols, negotiations with regulatory agencies, or other factors; that human clinical trials may show that TPI 287 is unsafe and/or ineffective in treating cancer in human patients; or that TPI 287 will prove unsuitable for oral administration. General implementation risks associated with development of any of our products include those that we are blocked or limited in the development of our product candidates because of the intellectual property rights of third parties; that we are limited in our ability to obtain, maintain and enforce our own intellectual property; that development of our product candidates is delayed or terminated because the costs of further development exceed the value of such candidates; and that the Company’s resources will be insufficient to continue development. Additional risks, uncertainties and other factors are identified under the captions “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in the Company’s reports filed from time to time with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new or additional information, future events or otherwise.

For further information, please contact Gordon Link, Senior Vice President, Chief Financial Officer, at 303 516 8500.

Tapestry Pharmaceuticals, Inc.
Balance Sheets
(In thousands)
(Unaudited)

	June 28, 2006	December 28, 2005

ASSETS
Current assets:
Cash and cash equivalents	$140	$534
Short-term investments	31,531	13,552
Prepaid expense and other current assets	398	646
Total current assets	32,069	14,732
Property, plant and equipment, net	512	608
Investment in ChromoDex, Inc.	451	451
Other assets	683	683
Total assets	$33,715	$16,474
LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$3,534	$3,105
Notes payable-long term, net	1,765	2,483
Total stockholders’ equity	28,416	10,886
Total liabilities and stockholders’ equity	$33,715	$16,474

Tapestry Pharmaceuticals, Inc.
Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three-Months Ended

	June 28, 2006	June 29, 2005

Operating expenses:
Research and development	$2,391	$2,785
General and administrative	2,038	1,469
Operating loss	4,429	4,254
Other income (expense):
Interest and other income	394	211
Interest and other expense	(128)	(244)
Loss from continuing operations	(4,163)	(4,287)
Loss from discontinued operations	—	(127)
Net loss	$(4,163)	$(4,414)
Basic and diluted loss per share from continuing operations	$(0.28)	$(1.25)
Basic and diluted loss per share from discontinued operations	$—	$(0.04)
Basic and diluted loss per share	$(0.28)	$(1.29)
Basic and diluted weighted average shares outstanding	15,051,659	3,412,361

SOURCE  Tapestry Pharmaceuticals, Inc.
          -0-                                                  08/08/2006
          /CONTACT:  Gordon Link, Senior Vice President, Chief Financial Officer of Tapestry Pharmaceuticals, Inc., +1-303-516-8500, glink@tapestrypharma.com; or Investors, Andrew Hellman of CEOcast, Inc., +1-212-732-4300; or Media, Peter Steinerman, +1-516-374-3031, both for Tapestry Pharmaceuticals, Inc./
          /Web site:  http://www.tapestrypharma.com/
          (TPPH)